FOURTH AMENDMENT

TO THE

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF RSE COLLECTION, LLC

THIS FOURTH AMENDMENT (this “Amendment”) to the Third Amended and Restated Limited Liability Company Agreement of RSE Collection, LLC, a Delaware limited liability company (the “Company”), dated as of February 24, 2019, as amended on June 11, 2019, June 28, 2019 and August 28, 2019  (the “Operating Agreement”), is made and effective as of October 11, 2019, by and among RSE Markets, Inc. (the “Managing Member”) and the Company.  Capitalized terms used in this Amendment without definition shall have the meanings assigned to them in the Operating Agreement.

Recitals:

WHEREAS, the Company was formed as a series limited liability company under Section 18-215 of the Delaware Act pursuant to a certificate of formation filed with the Secretary of State of the State of Delaware on August 24, 2016.

WHEREAS, the Managing Member desires to amend the Operating Agreement and has authorized and approved an amendment of the Operating Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, and intending to be legally bound hereby, the Operating Agreement is hereby amended as follows:

Amendment:

1.Section 15.8 in Article XV of the Operating Agreement is hereby deleted in its entirety and replaced with the following:

“Section 15.8        Applicable Law and Jurisdiction.

(a)               This Agreement and the rights of the parties shall be governed by and construed in accordance with the laws of the State of Delaware. Non-contractual obligations (if any) arising out of or in connection with this agreement (including its formation) shall also be governed by the laws of the State of Delaware. The rights and liabilities of the Members in the Company and each Series and as between them shall be determined pursuant to the Delaware Act and this Agreement. To the extent the rights or obligations of any Member are different by reason of any provision of this Agreement than they would otherwise be under the Delaware Act in the absence of any such provision, or even if this Agreement is inconsistent with the Delaware Act, this Agreement shall control, except to the extent the Delaware Act prohibits any particular provision of the Delaware Act to be waived or modified by the Members, in which event any contrary provisions hereof shall be valid to the maximum extent permitted under the Delaware Act.

(b)               To the fullest extent permitted by applicable law, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement, or the transactions contemplated hereby shall be brought in Chancery Court in the State of Delaware and each Member hereby consents to the exclusive jurisdiction of the Chancery Court in the State of Delaware (and of the appropriate appellate courts therefrom) in any suit, action or proceeding, and irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. To the fullest extent permitted by applicable law, each Member hereby waives the right to commence an action, suit or proceeding seeking to enforce any provisions of, or based on any matter arising out of or in connection with this Agreement, or the transactions contemplated hereby or thereby in any court outside of the Chancery Court in the State of Delaware except to the extent otherwise explicitly provided herein. The provisions of this Section 15.8(b) shall not be applicable to an action, suit or proceeding to the extent it pertains to a matter as to which the claims are exclusively vested in the jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or if the Chancery Court in the State of Delaware does not have jurisdiction over such matter.  The Company acknowledges for the avoidance of doubt that this Section 15.8(b) shall not apply to claims arising under the Securities Act and the Exchange Act, and by agreeing to the provisions of this Section 15.8(b), each Member will not be deemed to have waived compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

(c)Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any court. Without limiting the foregoing, each party agrees that service of process on such party by written notice pursuant to Section 11.1 will be deemed effective service of process on such party.

(d)               TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EVERY PARTY TO THIS AGREEMENT AND ANY OTHER PERSON WHO BECOMES A MEMBER OR HAS RIGHTS AS AN ASSIGNEE OF ANY PORTION OF ANY MEMBERS MEMBERSHIP INTEREST HEREBY WAIVES ANY RIGHT TO A JURY TRIAL AS TO ANY MATTER UNDER THIS AGREEMENT OR IN ANY OTHER WAY RELATING TO THE COMPANY OR THE RELATIONS UNDER THIS AGREEMENT OR OTHERWISE AS TO THE COMPANY AS BETWEEN OR AMONG ANY SAID PERSONS. NOTWITHSTANDING THE ABOVE, THE FOREGOING WAIVER OF THE RIGHT TO A JURY TRIAL DOES NOT APPLY TO CLAIMS ARISING UNDER THE SECURITIES ACT AND THE EXCHANGE ACT.”

2.Continued Validity. Except as otherwise provided herein, the Operating Agreement is unchanged, shall remain in full force and effect and shall be binding upon the parties in accordance with its terms.

3.Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of Delaware.

4.Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document.  All counterparts must be construed together to constitute one and the same document. The delivery of an executed counterpart of this Amendment by PDF shall constitute effective delivery of such counterpart with the same force and effect as the delivery of an original executed counterpart.

5.Miscellaneous. All references to the Operating Agreement in any documents and instruments executed by the parties in connection with the Operating Agreement, shall be deemed to refer to the Operating Agreement as the same has been amended by this Amendment, and as the Operating Agreement may be amended in the future.

(Signature pages follow.)

IN WITNESS WHEREOF, the undersigned has executed this Amendment to be effective as of the date first written above.

MANAGING MEMBER

RSE MARKETS, INC.

By: /s/ Christopher Bruno

Name: Christopher Bruno

Title: President

COMPANY

RSE COLLECTION, LLC

By: RSE Markets, Inc., its managing member

By: /s/ Christopher Bruno

Name: Christopher Bruno

Title: President